Exhibit 99.1

PRESS RELEASE

INX Board Increases and Extends Share Repurchase Plan

HOUSTON--(BUSINESS WIRE)--INX Inc., (NASDAQ:INXI), a leading provider of Unified Communications and Data Center Virtualization solutions, announced today that its Board of Directors has approved the modification of its current share repurchase plan to increase the aggregate dollar amount of shares of its Common Stock that may be repurchased under the plan from $2 million to $4 million, and extending the period through which repurchases may be made to March 31, 2009.

The share repurchase plan calls for certain defined quantities of shares to be repurchased at certain defined share price levels in open market or privately negotiated transactions in compliance with Rule 10b-18 under the Securities Exchange Act of 1934, as amended, subject to market and business conditions, applicable legal requirements and other factors.  The plan does not obligate the Company to purchase any particular number of shares, and may be suspended at any time at the Company’s discretion in accordance with Rule 10b-18.  The current share repurchase plan was approved by the Company's Board of Directors on September 9, 2008.  Through December 8, 2008, under the current repurchase plan, the Company has repurchased 235,588 shares for an aggregate purchase price of $1,474,751, or an average price of $6.26 per share.  As amended, the total aggregate dollar amount of repurchases that may be made under the plan was increased from $2 million to $4 million and the time period during which repurchases of shares may be executed was extended from December 31, 2008 to March 31, 2009, with the additional $2 million of funding for the repurchase program effective January 1, 2009.

Commenting on the announcement, James H. Long, INX’s Chairman & Chief Executive Officer, stated, “As with many other publicly traded companies, the share price of our Common Stock has declined by a substantial amount recently.  While there continues to be considerable uncertainty about the state of the economy over the next several quarters that is undoubtedly contributing to the lower value of our shares recently, we believe that the fundamental drivers of demand for the unified communications and data center infrastructure technology that we provide are intact, and that our long-term prospects remain positive.  Therefore, with the current share price reflecting substantially lower valuations as compared to our fundamentals based on our historical trends, and with continued high levels of market volatility, we believe that allocating a portion of the Company's available capital resources and cash flow to repurchase shares is in the best interest of the Company and its stockholders."

ABOUT INX:

INX Inc. (NASDAQ: INXI) is a leading U.S. provider of unified communications and data center virtualization solutions for enterprise organizations. We offer a suite of advanced technology solutions focused around the entire life-cycle of enterprise IP network communications and data center infrastructure. Our services are centered on the design, implementation and support of network infrastructure, including routing and switching, wireless, security, unified communications, and data center solutions such as storage and server virtualization. Our customers include enterprise organizations such as corporations, as well as federal, state and local governmental agencies. Because of our focus, expertise and experience implementing and supporting advanced technology solutions for enterprises, we believe we are well positioned to deliver superior solutions and services to our customers. Additional information about INX can be found on the Web at www.inxi.com.

SAFE HARBOR STATEMENT:

The statements contained in this press release that are not statements of historical fact, including, but not limited to the statements regarding the Company’s expected future financial performance and future prospects, and the Company’s plans to repurchase shares of its Common Stock, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties.  The actual results of the future events described in the forward-looking statements in this document could differ materially from those stated in the forward-looking statements due to numerous factors. Recipients of this press release are cautioned to consider these risks and uncertainties and to not place undue reliance on these forward-looking statements. The Company may repurchase all of the additional $2 million of its shares of Common Stock authorized under the repurchase plan amendment, or no shares, or any amount in between, and the Company may shorten the repurchase period or suspend the repurchase plan, depending on the trading price of its Common Stock, which may be positively or negatively impacted by the repurchase program, market conditions, or determinations following the date of this announcement in order to use the Company’s funds for other purposes.  The Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances upon which any statement is based.

CONTACT:

INX Inc.
Brian Fontana, Chief Financial Officer
713-795-2303
Brian.Fontana@INXI.com